Exhibit 21.1

LIST OF SUBSIDIARIES

All of the Company’s subsidiaries listed below are wholly owned.

Subsidiary Name	Jurisdiction of Formation
DPTS Marketing LLC	Minnesota, United States
DPTS Sand, LLC	Minnesota, United States
Dakota Petroleum Transport Solutions, LLC	Minnesota, United States
Dakota Plains Marketing, LLC	Minnesota, United States
Dakota Plains Sand, LLC	Minnesota, United States
Dakota Plains Storage, LLC	Minnesota, United States
Dakota Plains Transloading, LLC	Minnesota, United States
Dakota Plains Trucking, LLC	Minnesota, United States